As filed with the Securities and Exchange Commission on August 19, 2003

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Central European Distribution Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	54-1865271
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1343 Main Street – Suite 301, Sarasota, Florida	34236
(Address of Principal Executive Offices)	(Zip Code)

1997 Stock Incentive Plan

(Full Title of the Plan)

William V. Carey

Chairman, President and Chief Executive Officer

Central European Distribution Corporation

1343 Main Street – Suite 301

Sarasota, Florida 34236

(Name and Address of Agent for Service)

(941) 330-1558

(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Michael S. Novins, Esq. Kronish Lieb Weiner & Hellman LLP 1114 Avenue of the Americas New York, New York 10036-7798

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Offering Price per Share(2)	Aggregate Offering Price	Amount of Registration Fee

Common Stock	1,500,000	$18.51	$27,765,000	$2,246.19

(1)	1,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Central European Distribution Corporation (the “Registrant”) are being registered for issuance pursuant to the Registrant’s 1997 Stock Incentive Plan, as amended (the “1997 Stock Incentive Plan”). These shares reflect an increase of 1,500,000 shares of Common Stock authorized for issuance under the 1997 Stock Incentive Plan, after giving effect to a three-for-two stock dividend declared by the company in June 2003. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminable number of shares of Common Stock which may be necessary to adjust the number of shares reserved for issuance under the 1997 Stock Incentive Plan as a result of any future stock split, stock dividend or similar adjustment of the Common Stock.
(2)	This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act, calculated on the basis of the average of the reported high and low sale prices of the Common Stock on August 18, 2003, as reported by the Nasdaq National Market.

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EXPLANATORY NOTE

The Registrant hereby files this Registration Statement on Form S-8 with the Securities and Exchange Commission for the purpose of registering an additional 1,500,000 shares of Common Stock issuable pursuant to the 1997 Stock Incentive Plan. The original Registration Statement was filed on October 9, 1998. Pursuant to General Instruction E to Form S-8, the Registrant incorporates by reference herein the contents of the previously filed Registration Statement, including the information incorporated therein by reference. Figures in this Registration Statement give effect to a three-for-two stock dividend declared by the Registrant in June 2003.

Originally, 1,125,000 shares of Common Stock were authorized for issuance under the 1997 Stock Incentive Plan. At the Registrant’s 2003 annual meeting of stockholders, the Registrant’s stockholders approved an amendment to the 1997 Stock Incentive Plan increasing the number of shares available for grants to 2,625,000 shares of Common Stock. This Registration Statement covers the increase of 1,500,000 shares of Common Stock issuable under the 1997 Stock Incentive Plan, bringing the total number of authorized shares of Common Stock under the 1997 Stock Incentive Plan to 2,625,000.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits. The following exhibits are included with this Registration Statement

Exhibit No.	Description

4.1	Central European Distribution Corporation 1997 Stock Incentive Plan, as amended on April 28, 2003, incorporated herein by reference to Exhibit A to the Registrant’s definitive Proxy Statement, as filed with the Securities and Exchange Commission on April 1, 2003

5.1	Opinion of Kronish Lieb Weiner & Hellman LLP

23.1	Consent of Ernst & Young Audit Sp. z o.o.

23.2	Consent of Kronish Lieb Weiner & Hellman LLP (included in Exhibit 5.1).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sarasota, state of Florida, on this 18th day of August, 2003.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION (Registrant)

By:	/s/ WILLIAM V. CAREY
William V. Carey Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in all capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM V. CAREY William V. Carey	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 18, 2003

/s/ JEFFREY PETERSON Jeffrey Peterson	Vice Chairman	August 18, 2003

/s/ NEIL CROOK Neil Crook	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 18, 2003

/s/ N. SCOTT FINE N. Scott Fine	Director	August 18, 2003

/s/ JAMES T. GROSSMANN James T. Grossmann	Director	August 18, 2003

/s/ TONY HOUSH Tony Housh	Director	August 18, 2003

/s/ JAN. W. LASKOWSKI Jan. W. Laskowski	Director	August 18, 2003

/s/ RICHARD ROBERTS Richard Roberts	Director	August 18, 2003

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